Sub-Item 77E
LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
 "Federated") have been
named as defendants in
several lawsuits, that
were consolidated into
a single action in the
United States District
 Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of
the Federated-sponsored
mutual funds.  Without
admitting the validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in
these cases in April 2011.